Exhibit 99.4


                           OSWEGO COUNTY SAVINGS BANK
                              44 East Bridge Street
                           Oswego, New York 13126-2547
                                 (315) 343-4100

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                     NOTICE OF SPECIAL MEETING OF DEPOSITORS

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         Notice is hereby given that a Special Meeting of Depositors (the
"Special Meeting") of Oswego County Savings Bank ("County Savings") will be held at County Savings' main office, 44 East Bridge Street, Oswego, New York, on ___________, 1998 at ________p.m., local time, to consider and vote upon:

         1. A Plan of Reorganization from a Mutual Savings Bank to Mutual Holding Company (the "Plan") pursuant to which County Savings will establish County Savings, MHC ("County MHC") as its New York chartered mutual holding company parent (the "Reorganization"). Pursuant to the Plan, County Savings will become a New York chartered stock savings bank which will be wholly-owned by County MHC. The Reorganization is being undertaken in order to facilitate the merger of County Savings with and into Oswego City Savings Bank, a New York chartered stock savings bank headquartered in Oswego, New York ("City Savings").

         2. An Agreement and Plan of Merger, as amended (the "Agreement"), pursuant to which County MHC will merge with and into Pathfinder Bancorp, MHC ("City MHC"), the mutual holding company of City Savings, followed immediately by the merger of County Savings with and into City Savings with City Savings as the resulting savings bank. The Merger of County MHC into City MHC, followed immediately by the merger of County Savings into City Savings is hereinafter referred to collectively as the "Merger." City MHC owns approximately 54% of the outstanding common stock of Pathfinder Bancorp, Inc., a Delaware corporation (the "Stock Holding Company"), and the remaining 46% of the common stock is owned by the public. Upon completion of the Merger, each depositor of County Savings will automatically become a depositor of City Savings and all voting and liquidation rights of County Savings depositors will be transferred to City MHC. All rights and obligations of County Savings and County MHC will be assumed by City Savings and City MHC, respectively. As part of the Merger, the Stock Holding Company will offer for sale shares of its common stock on a priority basis pursuant to a Stock Issuance Plan to County Savings' eligible depositors and others in an amount equal to approximately 46% of the pro forma market value of County Savings, as determined by an independent appraiser. The Stock Holding Company will issue to City MHC shares of common stock equal to approximately 54% of the pro forma market value of County Savings. A vote in favor of the Agreement constitutes a vote in favor of the Merger and the Stock Issuance Plan.

         3. Such other business as may properly come before the meeting and any adjournment(s) thereof. Management is not aware of any other matters that may come before the Special Meeting.

         The record date for determining County Savings' depositors entitled to notice of, and to vote at, the Special Meeting, and at any adjournment(s) thereof, is ______________, 1998 (the "Voting Record Date"). Only holders of one or more County Savings deposit accounts as of the Voting Record Date ("Voting Depositors") will be entitled to vote at the Special Meeting or at any adjournment(s) thereof. A deposit account creates a single depositor relationship for voting purposes, even though more than one person has an interest in such deposit account. Each Voting Depositor has one vote for each $100, or fraction thereof, on deposit in such account as of the Voting Record Date. No Voting Depositor will be entitled to cast more than 1,000 votes.


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         Please complete, date, sign and return the accompanying proxy card(s)
in the enclosed postage-paid envelope as soon as possible, whether or not you plan to attend the Special Meeting. This will assure your representation at the Special Meeting and may avoid the cost of additional communications. This will not prevent you from voting in person if you attend the Special Meeting. You may revoke your written proxy by a written instrument delivered to the secretary of County Savings at any time prior to or at the Special Meeting. Properly completed proxies will be voted in accordance with the instructions indicated thereon, or if no instructions are indicated, for approval of the Agreement and the Plan.

         Your proxy is solicited by the Board of Trustees of County Savings. The Board of Trustees unanimously recommends that voting depositors vote "for" approval of the Agreement and "for" approval of the Plan. Failure to return a proxy or to vote in person will have the same effect as a vote against the Agreement and against the Plan.

         Voting in favor of the Agreement will not obligate any person to purchase common stock and voting against the Agreement or a failure to vote will not preclude any such purchase.


                            BY THE BOARD OF TRUSTEES

____________________, 1998




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                           OSWEGO COUNTY SAVINGS BANK
                              44 East Bridge Street
                           Oswego, New York 13126-2547

                                 PROXY STATEMENT

                          SPECIAL MEETING OF DEPOSITORS
                         TO BE HELD ON ___________, 1998


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                                  INTRODUCTION
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Purpose of the Special Meeting

         This Proxy Statement is being furnished to each depositor who has one or more deposit accounts with Oswego County Savings Bank ("County Savings") as of _______________,1998 (the "Voting Record Date," and such depositors "Voting Depositors"), in connection with the solicitation by the Board of Trustees of County Savings of proxies to be voted at a special meeting of depositors (the "Special Meeting") to be held on __________, 1998 at________ p.m. local time, at County Savings' main office, 44 East Bridge Street, Oswego, New York.

         At the Special Meeting, Voting Depositors will be asked to consider and vote upon the Agreement and Plan of Merger, dated September 5, 1997, as amended on January 13, 1998 and April 30, 1998, between Oswego City Savings Bank ("City Savings"), Pathfinder Bancorp, MHC ("City MHC"), Pathfinder Bancorp, Inc. (the "Stock Holding Company") and County Savings (the "Agreement"), pursuant to which County Savings will merge with and into City Savings with City Savings as the resulting savings bank. To facilitate the merger, County Savings has adopted a Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company (the "Plan") pursuant to which County Savings will reorganize into the mutual holding company form of ownership by converting to a New York stock savings bank charter and forming Oswego County, MHC ("County MHC") as a New York mutual holding company. County MHC will merge with and into City MHC with City MHC as the resulting mutual holding company (the "Resulting MHC"). The merger of County MHC into City MHC followed immediately by the merger of County Savings into City Savings is referred to herein as the "Merger". As part of the Merger, the Stock Holding Company, which owns 100% of the common stock of City Savings, will offer for sale shares of its common stock on a priority basis in a subscription offering to eligible depositors of County Savings and others in an amount equal to approximately 46% of the pro forma market value of County Savings, as determined by an independent appraiser. The Stock Holding Company will issue to City MHC shares of common stock equal to approximately 54% of the pro forma market value of County Savings. As part of the Merger, each depositor of County Savings will automatically become a depositor of City Savings, and all voting and liquidation rights of County Savings depositors will be transferred to City MHC. All rights and obligations of County Savings and County MHC will be assumed by City Savings and City MHC, respectively. The number of shares to be issued by the Stock Holding Company as part of the Merger will equal the result obtained by dividing (i) the fair value of County Savings as determined by an independent appraiser by (ii) the average of the bid and asked price of the Stock Holding Company's common stock as listed on the Nasdaq SmallCap Market during the ten trading days preceding the closing date of the Merger. By voting in favor of the Agreement, Voting Depositors will be voting in favor of the Merger.

         The Plan has been adopted for the purpose of facilitating the Merger and to permit County Savings depositors to acquire equity ownership in the resulting savings bank by owning the common stock of the Stock Holding Company. However, County Savings reserves the right to proceed with the Reorganization even if the Agreement is terminated.

Copies of both the Agreement and the Plan are available without charge from County Savings upon written request to the Secretary of County Savings, 44 East Bridge Street, Oswego, New York 13126-2547.


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         Only Voting Depositors will be entitled to vote at the Special Meeting and any adjournment(s) thereof. Voting Depositors who execute proxies for the Special Meeting retain the right to revoke them at any time. Proxies may be revoked by sending written notice of revocation to the Secretary of County Savings at the address of County Savings shown above or sending a later dated proxy which is received no later than _________, 1998. The presence at the Special Meeting of any Voting Depositor who has given a proxy shall not revoke such proxy unless the Voting Depositor delivers his or her ballot in person at the Special Meeting or delivers a written revocation to the Secretary of County Savings prior to the voting of such proxy. Proxies solicited and received by the Board of Trustees of County Savings will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the proposals set forth in this Proxy Statement. If any other matters are properly presented at the Special Meeting, proxies will be voted on such matters in accordance with the directions of a majority of the Board of Trustees. Management is not aware of any other matters to be presented at the Special Meeting.

         YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF TRUSTEES OF COUNTY SAVINGS FOR USE AT THE SPECIAL MEETING OF DEPOSITORS, AND ANY ADJOURNMENT(S) OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE NOTICE OF SPECIAL MEETING. THIS PROXY WILL NOT BE USED AT ANY OTHER MEETING.

         THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK ("SUPERINTENDENT") HAS APPROVED THE PLAN SUBJECT TO THE APPROVAL OF THE VOTING DEPOSITORS OF COUNTY SAVINGS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. IN ADDITION, THE FDIC HAS ISSUED A LETTER OF INTENT TO ISSUE A NOTICE OF NONOBJECTION TO THE PLAN, SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS. HOWEVER, SUCH APPROVAL AND THE INTENT TO ISSUE A NOTICE OF NONOBJECTION DO NOT CONSTITUTE A RECOMMENDATION OF THE PLAN.

         THE NEW YORK BANKING DEPARTMENT (THE "DEPARTMENT") HAS APPROVED THE MERGER SUBJECT TO THE APPROVAL OF THE VOTING DEPOSITORS OF COUNTY SAVINGS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") HAS APPROVED THE MERGER OF COUNTY SAVINGS INTO CITY SAVINGS AND THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE (THE "FEDERAL RESERVE") HAS APPROVED THE MERGER OF COUNTY MHC INTO CITY MHC.

         COUNTY SAVINGS' BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AGREEMENT AND "FOR" THE PLAN. FAILURE TO RETURN YOUR PROXY OR TO VOTE AT THE MEETING IN PERSON WILL HAVE THE SAME EFFECT AS A NEGATIVE VOTE.

Voting Rights, Voting of Proxies and Vote Required for Approval

         The Board of Trustees of County Savings has fixed the close of business on ______________, 1998 as the Voting Record Date for the purpose of determining the Voting Depositors entitled to notice of, and to vote at, the Special Meeting. All holders of withdrawable accounts at County Savings as of the Voting Record Date are considered Voting Depositors and are entitled to notice of, and to vote at, the Special Meeting. Each such Voting Depositor will be entitled to one vote for each $100 or fraction thereof, on deposit in the Voting Depositor's account on the Voting Record Date. However, no Voting Depositor may cast more than 1,000 votes. An account will create a single depositor relationship for voting purposes. Only one proxy may be cast for any such account, even though more than one person has an interest in such an account.

         The Merger must be approved by the affirmative vote, cast in person or by proxy, of 75% of the total deposits entitled to be cast at the Special Meeting by Voting Depositors. The Plan must be approved by the affirmative vote of (i) 75 % of the total deposits present in person or by proxy at the Special Meeting, and (ii) more than 50% of the total votes eligible to be cast by Voting Depositors at the Special Meeting. The Voting Depositors also may be asked to


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consider such other business as may properly come before the Special Meeting
(although management knows of no other business to be presented).

         Any questions as to the eligibility of a Voting Depositor to vote or the number of votes allocated to each Voting Depositor, or on any other matters relating to the voting, will be resolved in final by the Secretary of County Savings at or prior to the Special Meeting, and the records of County Savings will control such resolution.

Persons Making the Solicitation

         Management expects to use the services of County Savings trustees, officers, and other employees to solicit proxies personally or by telephone, telegraph or mail. The trustees, officers and employees will not receive additional compensation for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. County Savings also has retained ________________ to act as proxy solicitation agent to, among other things, assist in the solicitation of proxies, for a total fee of $_________ , plus expenses (up to a maximum of $________ ). The costs of solicitation will be borne by County Savings.

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                PROPOSAL I--APPROVAL OF A PLAN OF REORGANIZATION
              FROM A MUTUAL SAVINGS BANK TO MUTUAL HOLDING COMPANY
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         The Superintendent has approved the Plan subject to the approval of the
Bank's Voting Depositors and the satisfaction of certain conditions imposed by the Superintendent. The FDIC has issued a letter of intent to issue a notice of nonobjection to the Plan and the Offering, subject to the satisfaction of certain conditions. However, such regulatory approval and the intent to issue a letter of nonobjection do not constitute a recommendation or endorsement of the Plan.

General

         Pursuant to the Plan, County Savings will become a New York chartered stock savings bank (the "Stock Bank") and will form County MHC under New York law as its mutual holding company parent. County MHC will own all of the common stock of Stock Bank. The Stock Bank will succeed to the operations of County Savings in its mutual form. County MHC will be regulated by the Department and the Federal Reserve. The Reorganization is being undertaken to facilitate the merger of County Savings with and into City Savings. However, County Savings reserves the right to proceed with the Reorganization even if the Agreement is terminated. See "Proposal II--Approval of An Agreement and Plan of Merger Between Oswego County Savings Bank and Oswego City Savings Bank."

Effect on Deposits

         Upon completion of the Reorganization, each deposit account in County Savings at the date the Reorganization is completed will become a deposit account in the Stock Bank in the same amount and upon the same terms (including interest rate) and conditions (including withdrawal rights). All depositors who had voting and liquidation rights with respect to County Savings will continue to have such rights solely with respect to County MHC. Following completion of the Merger all liquidation and voting rights of existing depositors of County Savings and City Savings, as well as liquidation and voting rights of new depositors of City Savings and the resulting savings bank will be exercisable through City MHC. See "Proposal II--Approval of an Agreement and Plan of Merger Between Oswego County Savings Bank and Oswego City Savings Bank--The Agreement and Terms of the Merger." All insured deposit accounts of County Savings that become deposit accounts of the Stock Bank will continue to be federally insured up to the legal maximum limit by the FDIC in the same manner as deposit accounts existing in County Savings immediately prior to the Reorganization.


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Effect on Borrowings and Other Customer Relationships

         The Reorganization will not affect any borrower or other customer relationships with County Savings, as each borrowing, contract or other customer relationship will automatically continue with the Stock Bank on the same terms (including interest rate) and conditions as existed with County Savings immediately prior to the Reorganization. Upon completion of the Reorganization, the Stock Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, stock savings banks under New York law.

         There will be no change in management, the Board of Trustees of County Savings, or branch locations, as a result of the Reorganization. Any changes in management and the Board of Trustees will occur only in connection with the Merger. See "Proposal II--Approval of an Agreement and Plan of Merger Between Oswego County Savings Bank, Oswego City Savings Bank--Management of County Savings and City Savings Following the Merger."

Federal and State Tax Consequences of the Reorganization

         County Savings has requested an opinion that the Reorganization will constitute a non-taxable reorganization under the Internal Revenue Code (the "Code"). Unlike private letter rulings, an opinion of counsel is not binding on the Internal Revenue Service ("IRS") or the New York Department of Taxation and either agency could disagree with the conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS or the New York Department of Taxation would not prevail in a judicial or administrative proceeding.

Accounting Treatment of Reorganization

         The Reorganization will result in no change to the accounting of County Savings' assets, liabilities, and equity. It is expected that the Merger will be accounted for using the purchase method of accounting. See "Proposal II--Approval of the Agreement and Plan of Merger Between Oswego County Savings Bank and Oswego City Savings Bank."

Regulatory Approvals

         In order to complete the Reorganization, the approval of the Federal Reserve must be obtained for County MHC to acquire all of the issued and outstanding stock of Stock Bank, thus becoming a bank holding company. The Department must approve the formation of County MHC, and the FDIC must issue its non-objection to County Savings' conversion to the Stock Bank.

Interpretation and Amendment of the Plan

         If necessary or desirable, the terms of the Plan may be amended by a majority vote of County Savings' Board of Trustees at any time prior to submission of the Plan to a vote of depositors. At any time after submission of the Plan to a vote of depositors, the terms of the Plan may be amended by a majority vote of the Board of Trustees in response to comments received from the Department or the FDIC, and may be amended for any other reason only with the concurrence of the Department and the FDIC. The Plan may be terminated at any time by a majority vote of the Board of Trustees.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PLAN.

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        PROPOSAL II--APPROVAL OF AN AGREEMENT AND PLAN OF MERGER BETWEEN
             OSWEGO COUNTY SAVINGS BANK AND OSWEGO CITY SAVINGS BANK
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General

         On September 5, 1997, County Savings, City Savings and City MHC entered into the Agreement pursuant to which County Savings will be merged with and into City Savings with City Savings as the resulting savings bank. The Agreement was subsequently amended on January 13, 1998 and on April 30, 1998 to, among other things, make the Stock Holding Company a party to the Agreement and to provide for a minority stock offering to County Savings' depositors. The Merger will be effected by having (i) County Savings form County MHC, (ii) County MHC merge into City MHC with City MHC as the resulting mutual holding company, and (iii) County Savings merge into City Savings with City Savings as the resulting savings bank. City Savings is expected to change its name to Pathfinder Bank following the Merger. The following discussion describes the material terms of the Agreement and is qualified in its entirety by reference to the Agreement.

The Parties to the Transaction

         County Savings. County Savings is a New York chartered mutual savings bank headquartered in Oswego, New York. County Savings was chartered in 1870, and its deposits are insured by the FDIC to the maximum extent permitted by law. At December 31, 1997, County Savings had total assets of $112.1 million, deposits of $97.9 million and retained earnings of $11.2 million.

         County Savings is a community-oriented savings bank that is primarily engaged in the business of attracting deposits from the general public in its market area, and investing such deposits, together with other sources of funds, in one-to-four family residential real estate loans. County Savings operates from its main office and three branch offices in Fulton, Pulaski and Oswego, New York.

         City Savings. City Savings is a New York chartered savings bank headquartered in Oswego, New York. City Savings was chartered in 1859, and its deposits are insured by the FDIC to the maximum extent permitted by law. In 1995 City Savings reorganized into a mutual holding company and sold 881,666 shares of its common stock to the public and issued 1,035,000 shares to City MHC. The only business of City MHC is the ownership of a majority of the outstanding shares of common stock of the Stock Holding Company. On December 30, 1997, City Savings established a mid-tier stock holding company to own 100% of its common stock, as described below.

         City Savings is a community-oriented savings bank that is primarily engaged in the business of attracting deposits from the general public in its market area, and investing such deposits, together with other sources of funds, in loans secured by one-to-four family real estate loans and, to a lesser extent, loans secured by commercial or real estate, multi-family real estate, and consumer loans. City Savings operates from its main office and four branch offices in Oswego, Mexico and Fulton, New York.

         Pathfinder Bancorp, Inc. Pathfinder Bancorp, Inc. is a Delaware corporation that was formed recently to become City Savings' stock holding company parent in a transaction (the "Two-Tier Reorganization") that was approved by City Savings' stockholders on December 17, 1997, and was completed on December 30, 1997. In the Two-Tier Reorganization, each share of City Savings common stock was exchanged for a share of common stock of the Stock Holding Company and City Savings became a wholly-owned subsidiary of the Stock Holding Company. As of the date of the proxy statement, the sole activity of the Stock Holding Company is the ownership of all of the issued and outstanding common stock of City Savings. On February 5, 1998, the Stock Holding Company paid a three-for-two stock split in the form of a stock dividend on all of its issued and outstanding shares. At December 31, 1997, approximately 54% of the shares of the Stock Holding Company were owned by City MHC and 46% were owned by the public. At December 31, 1997 the total consolidated assets, deposits and stockholders' equity of the Stock Holding Company were $196.5 million, $152.4 million and $23.6 million, respectively. Additional information regarding the

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Stock Holding Company is set forth in the accompanying Prospectus under the section entitled "Business of the Stock Holding Company."

Background and Reasons for the Merger

         Since the enactment of comprehensive Federal legislation in 1989, County Savings and other Federal and state chartered savings banks have experienced increasing costs and burdens associated with ongoing compliance with federal and state regulations governing financial institutions. Moreover, the costs of upgrading and maintaining the latest technology necessary for the delivery of competitive and up-to-date financial services have significantly increased. In addition, the market for deposits, loans, and other financial services products has become increasingly competitive. County Savings has substantial competition from both larger banks, and larger non-bank financial service providers. The Board of Trustees of County Savings has witnessed in New York and elsewhere, increased consolidation within the financial services industry, in large part due to the competition, cost and technology changes described above. The Board of Trustees believes this trend is likely to continue, especially in light of recent federal legislation authorizing interstate banking on a national basis. These trends have resulted in more competitors, most of which are substantially larger than County Savings and which are able to offer a wider range of financial services. The larger competitors are also better positioned to keep abreast of technological developments in the delivery and types of products offered to, and demanded by, consumers.

         Following the appointment of Gregory J. Kreis as President and Chief Executive Officer of County Savings in January 1997, Mr. Kreis began an assessment of County Savings' strengths and weaknesses as a financial institution. Oswego County's market area is characterized by slow growth and significant competition from financial service providers. Mr. Kreis met with the Board of Trustees in mid-May 1997 to begin a strategic planning process. An in-depth assessment of County Savings' prospects in its market area was undertaken, and Mr. Kreis reviewed with the Board of Trustees those actions a community bank, such as County Savings, should take to compete effectively over the next three to five years. At that time the Board also reviewed several options for the future of County Savings, including continuing as an independent mutual savings bank, converting to a mutual holding company, completing a full conversion to the stock form of ownership and merging with another financial institution.

         After evaluating all of the options, County Savings' Board of Trustees concluded that because of County Savings relatively small asset size of approximately $110 million, a merger with City Savings would offer significant advantages to both institutions, their customers and the Oswego community, including a practical way of creating a larger independent community-oriented savings bank headquartered in Oswego, New York with greater prospects for long term growth and profitability than that which would exist for either City Savings or County Savings operating as separate savings banks. The Board of Trustees noted that both savings banks have overlapping markets and branch locations. Moreover, the Board of Trustees considered that many of the improvements in operations, equipment and personnel that County Savings would have to undertake in order to remain profitable and competitive had already been initiated by City Savings. The Board of Trustees determined that it was in County Savings' best interests to consider merging the financial and human resources of the two banks into one larger institution that would be better able to serve the Oswego community in the future.

         At the next meeting, the Board of Trustees again discussed in detail the alternatives of County Savings and at the conclusion of that meeting Mr. Kreis was directed to meet with Chris C. Gagas, President and Chief Executive Officer of City Savings, to discuss a possible combination of the two savings banks. Messrs. Gagas and Kreis invited Northeast Capital & Advisory, Inc. to assist them in structuring a merger of the two institutions. Following an initial meeting on June 11, 1997, with Northeast Capital & Advisory, Inc., a series of meetings occurred between Messrs. Gagas and Kreis, with both Boards apprised of the discussions. Following these initial discussions, the Board concluded that a merger would be in the best interest of the communities served by County Savings, and its management and staff, and authorized Mr. Kreis to pursue more detailed discussions with Mr. Gagas. During July and August of 1997 representatives of County Savings and City Savings conducted due diligence investigations of the respective institutions.


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         Northeast Capital & Advisory, Inc. was retained by both banks to assist in the discussions and evaluation of the business aspects of a business combination and to structure the Merger in a way that would be fair to both the mutual and stock constituencies of each institution. The negotiations between County Savings and City Savings resulted in the signing of the Agreement on September 5, 1997. The Agreement was subsequently amended on January 13, 1998 and April 30, 1998. The Agreement has been unanimously approved by the Board of Directors of City Savings and the Board of Trustees of County Savings.

         Among the factors that influenced the Board's decision to merge with City Savings were the Board's favorable conclusions regarding: the positive impact of a larger, independent savings bank on the Oswego community; the future prospects of County Savings which, together with City Savings, would be a larger financial institution that is better able to compete and provide the necessary resources for expanded products and services; City Savings' past performance, sound financial condition, strong market position and reputation as a well-managed organization with strong ties to the same market area served by County Savings; the benefits that would inure to County Savings employees by allowing them to participate in the training and compensation programs of a larger, stock-owned institution; and City Savings' agreement to continue to employ the current personnel employed by County Savings. The Board of Trustees also determined that the Merger would provide County Savings with the one time opportunity to establish a charitable foundation that will be funded with $2.0 million in cash and property. The charitable foundation is intended to complement County Savings' existing community reinvestment activities in a manner that will allow the local community to share in the growth and profitability of City Savings and the Stock Holding Company following the Merger. See "The Charitable Foundation."

The Agreement and the Terms of the Merger

         The Agreement provides that County Savings will merge with and into City Savings with City Savings as the resulting institution. Pursuant to the Agreement, all depositors of County Savings will become depositors of City Savings and any liquidation and voting rights of County Savings depositors will, be transferred to City MHC following the Merger. As part of the Merger, the Stock Holding Company will issue additional shares of common stock equal to the pro forma market value of County Savings. RP Financial, LC ("RP Financial"), a firm experienced in the valuation and appraisal of savings institutions, has determined that as of April 17, 1998 the fair value of County Savings was $19.0 million. The intent of County Savings and City Savings is to maintain the mutual holding company structure of City MHC following the Merger, and, at the same time provide County Savings depositors with an opportunity to subscribe for common stock as if County Savings itself were conducting a minority stock offering. As a result, it was determined that shares of common stock in an amount equal to approximately 46% of the value of County Savings will be offered for sale in a minority stock offering (the "Offering") by the Stock Holding Company, and the remaining shares will be issued to City MHC. The shares issued to City MHC will be available for issuance and sale to depositors and the public in the future as market and other conditions warrant such sale. The shares of Stock Holding Company common stock will be offered for sale in the Offering pursuant to the terms and priorities discussed below. (See "--The Offering") The total number of shares to be issued by the Stock Holding Company in the Offering and to City MHC will equal the result obtained from dividing (i) the pro forma market value of County Savings by (ii) the average bid and asked price of the Stock Holding Company's common stock as listed on the Nasdaq SmallCap Market during the ten trading days preceding the closing date of the Merger. Shares offered to eligible account holders of County Savings will be priced at a 10% discount to the shares sold to others in the Offering.

         As soon as practicable after all the conditions to the Merger have been waived or satisfied, City MHC and County MHC will file a Plan of Merger with the New York Secretary of State, and City Savings and County Savings will file a Plan of Merger with the Department. The Merger will become effective at the time the Department and New York Secretary of State endorse the Plans of Merger.


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         Following the completion of the Merger, the corporate structure under which City Savings will operate the resulting savings bank, will be as follows:

   |-------------------------|                 |-------------------------|
   |                         |                 |                         |
   | Pathfinder Bancorp, MHC |                 |    Public Stockholders  |
   |                         |                 |                         |
   |-----------|-------------|                 |-------------|-----------|
               |  54% of the                                 |  46% of the
               | Common Stock                                | Common Stock
   |-----------|---------------------------------------------|------------|
   |                        Pathfinder Bancorp, Inc.                      |
   |----------------------------------|-----------------------------------|
                                      |   100% of the Common Stock
   |----------------------------------|-----------------------------------|
   |           Resulting Savings Bank (Oswego County/Oswego City)         |
   |----------------------------------------------------------------------|

         Additional information regarding the Agreement, the Plan, the Merger and the Offering is set forth from the section of the accompanying Prospectus entitled "The Merger and the Offering." Following the Merger, depositors of County Savings will be entitled to participate in any additional stock offering conducted by the Stock Holding Company to the same extent as the depositors of City Savings.

The Offering

         Concurrently with the Merger, the Stock Holding Company is offering for sale shares of common stock to eligible depositors of County Savings and others in the Offering. The Offering will include both a subscription offering and, if necessary, a community offering. The subscription offering will be made in the following order of priority: First, to depositors of County Savings with aggregate deposit balances of $100 or more as of December 31, 1996 ("Eligible Account Holders"), second to the Employee Stock Ownership Plan ("ESOP") of City Savings, third, to depositors of County Savings with aggregate deposit balances of $100 or more as of ____________, 1998 ("Supplemental Eligible Account Holders") and fourth, to employees, officers and trustees of County Savings. If any shares of common stock remain after all purchase orders have been filled in the Subscription Offering, the Stock Holding Company may offer such remaining shares for sale in a community offering with preference given to residents of Oswego County. All shares of common stock sold in the Offering will be sold at the same price per share except that Eligible Account Holders will be entitled to subscribe for their common stock at a 10% discount to the price for all other shares of common stock sold in the Offering. The shares of common stock sold in the Offering will constitute no more than 46% of the pro forma market value of County Savings. Additional information regarding the Offering and the purchase priorities set forth in the Plan are set forth in the accompanying Prospectus under the section entitled "The Merger and the Offering."

Charitable Foundation

         On or prior to the completion of the Merger, County Savings will establish a charitable foundation (the "Charitable Foundation") for the purposes of providing charitable contributions to qualifying organizations operating in the City of Oswego, New York, and in other market areas served by County Savings, and will contribute up to $2.0 million to the Charitable Foundation immediately prior to the Merger. The Charitable Foundation is intended to complement County Savings' existing community reinvestment activities in a manner that will allow the local community to share in the growth and profitability of City Savings and the Stock Holding Company following the Merger.

Representations and Warranties

         The Agreement contains representations and warranties by each of County Savings and City Savings regarding, among other things: (i) organization; (ii) capitalization; (iii) authority to enter into the Agreement; (iv) compliance with laws and orders; (v) reports and financial statements; (vi) consents and approvals; (vii) information to be included in this proxy statement; (viii) absence of certain changes in the business and financial condition of County Savings and City Savings as a condition to closing; (ix) pending and threatened litigation; (x) employees and employee benefits; (xi) tax matters; (xii) environmental matters; (xiii) government regulation of each institution; and
(xiv) the accuracy of the representations and warranties.

Conditions to the Obligations of County Savings and City Savings

         The Agreement contains a number of conditions to the obligations of County Savings and City Savings to complete the Merger including that: (i) there is no material adverse change in the financial condition or results of operations of County Savings and City Savings prior to the Effective Time of the Merger; (ii) the representations and warranties of County Savings and City Savings are true and correct in all material respects as of the date of the Agreement and as of the Effective Time of the Merger; (iii) each party has performed or complied in all material respects with all obligations under the Agreement; (iv) no government lawsuit is pending or threatened and no claim that would reasonably be expected to have a material adverse effect on either County Savings or City Savings has been asserted; (v) each party has received all necessary consents or approvals; (vi) the respective Boards of County Savings and City Savings have not amended, modified or rescinded the resolutions adopting the Agreement; (vii) each institution has furnished the other with an officer's certificate indicating that all required actions and conditions to effect the Merger have been taken; and (viii) all corporate actions have been taken to complete the Merger. In addition, a condition to closing the Merger is that City Savings shall have taken all corporate actions necessary to permit the Oswego City Savings Bank Employees Stock Ownership Plan to acquire additional shares of Stock Holding Company common stock and to increase the number of options and shares that can be awarded (or adopt new plans) under the Oswego City Savings' Bank 1997 Stock Option Plan and Oswego City Savings Bank 1997 Recognition and Retention Plan, respectively.

         The consummation of the Merger is also subject to the receipt of all necessary governmental, stockholder and depositor approvals, as well as the receipt of a federal tax ruling and/or tax opinion as to the treatment of the Merger as a tax-free reorganization.

Effects of the Merger

         Continuity. While the Merger is being accomplished, the normal business of County Savings of accepting deposits and making loans will continue without interruption. After the completion of the Merger, City Savings, as the resulting savings bank, will continue to be subject to regulation by the Department and the FDIC. After the Merger, City Savings will continue to provide services for depositors and borrowers under its current policies.

         Effect on Deposit Accounts. Each deposit account in County Savings at the time of the Merger will automatically continue as a deposit account in City Savings after the Merger, on the same terms and conditions, including interest rates. Each such account will be insured by the FDIC up to the maximum amount permitted by law (i.e., up to $100,000 per depositor).

         Effect on Loans. No loan outstanding from County Savings will be affected by the Merger, and the amount, interest rate, maturity and security for each loan will remain as they were contractually established prior to the Merger.

         Effect on Liquidation Rights. Were a mutual savings institution to liquidate, all claims of creditors (including those of depositors, to the extent of deposit balances) would be paid first. Thereafter, if there were any assets remaining, depositors may receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts immediately prior to liquidation, subject to the rights of the State of New York to garnish such assets. As more fully described below, after the Merger each depositor, in the event of a complete liquidation, would have a claim as a creditor of City Savings. However, except as described below with respect to Liquidation Rights, this claim would be solely in the amount of the balance in the deposit account plus accrued interest. A depositor would not have an interest in the value or assets of City Savings above that amount.

Liquidation Rights

         In the unlikely event of a complete liquidation of County Savings in its present mutual form, each depositor would have a claim to a pro rata share of any assets of County Savings remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). To the extent there are remaining assets, a depositor may have a claim to receive a pro rata share of the remaining assets in the same proportion as the amount of such depositor's deposit accounts bears to the total amount of all deposit accounts in County Savings at the time of liquidation, subject to the right of the State of New York to garnish such assets. After the Merger, each depositor, in the event of a complete liquidation, would have a claim as a creditor of City Savings. However, except as described below, this claim would be solely in the amount of the balance in such depositor's deposit account plus accrued interest. A depositor would not have a claim or interest in the assets of City Savings above that amount.

         The Plan provides that upon the completion of the Merger, a special "liquidation account" will be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the surplus and reserves of County Savings as of the date of its latest balance sheet contained in the final Prospectus used in connection with the Offering. Each Eligible Account Holder and Supplemental Eligible Account Holder who continues to maintain a deposit account in City Savings, would, on a complete liquidation of City Savings, have a claim to an interest in the liquidation account after payment of all creditors prior to any payment to the stockholders of City Savings. Each Eligible Account Holder and Supplemental Eligible Account Holder would have a claim to a pro rata interest in the total liquidation account equal to the proportion that such Eligible Account Holder's or Supplemental Eligible Account Holder's qualifying deposits bears to the balance of all qualifying deposits.

         If, however, on any December 31 annual closing date, commencing after December 31, 1998, the amount in any deposit account is less than the amount in such deposit account on December 31, 1998 or any other annual closing date, then such person's interest in the liquidation account relating to such deposit account would be reduced proportionately, and such interest will cease to exist if such deposit account is withdrawn or closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

Interests of Certain Persons in the Merger

         In connection with the Merger, the Stock Holding Company will enter into an employment agreement with Gregory J. Kreis who will become the President and Chief Operating Officer of City Savings immediately following the completion of the Merger. Mr. Kreis will become Chief Executive Officer of City Savings six months and one day following the completion of the Merger upon the retirement of Chris C. Gagas. The employment agreement will provide that Mr. Kreis will have a base salary of $180,000 and will be eligible to receive a bonus of $20,000 for the successful integration of County Savings and City Savings. Mr. Kreis will also be eligible for such other compensation that is normal and customary in an employment agreement with a chief executive officer of a financial institution.

         Following the retirement of Mr. Gagas as Chief Executive Officer of City Savings, Mr. Gagas will continue as Chairman of the Board and will have primary authority over all merger and acquisition activities, although no other such activities are planned at this time. From Mr. Gagas' retirement until December 31, 2000, Mr. Gagas will receive total board and consulting fees of $100,000 per annum.

         The Board of Directors of City Savings as the resulting savings bank will consist of 16 persons and will include seven trustees who currently serve on the Board of Trustees of County Savings. The Board of Directors of the Stock Holding Company will consist initially of the same persons who will be the directors of City Savings as the resulting institution. The Board of Trustees of City MHC will consist of 14 persons and will include six persons who currently serve as trustees of County Savings and eight persons who currently serve as trustees of City MHC. Continuing non-management directors of City Savings will receive an annual retainer of $6,000, and board and committee fees.

         City Savings has agreed that County Savings' trustees Robert McCormick, Carl K. Walrath and Bernard Shapiro will be entitled to participate in the County Savings' Trustee Emeritus Retirement Benefit Program, which provides trustees emeritus with an annual benefit of $15,000 until the trustee's death. The other current trustees of County Savings will become eligible to participate in the City Savings Director Emeritus Program.

         Following the Merger, the Board of Directors of the Stock Holding Company will use its best efforts to adopt an additional stock award plan and stock option plan, or amend City Savings' existing plans, to award persons who are currently trustees and officers of County Savings as provided below. The intent of the parties is to provide the Trustees and officers and employees of County Savings with the same stock awards as would be available if County Savings were to form its own mutual holding company and conduct a minority stock offering equal to 46% of its pro forma value. All restricted stock awards and stock option grants will vest no later than six years from the date of award, at a rate of no less than 16.6% per year.

         The parties have agreed to use their best efforts to authorize an increase in the number of shares underlying options that may be granted under the existing Oswego City Savings Bank 1997 Stock Option Plan, or in the alternative to implement a new stock option plan for the purpose of granting options to County Savings trustees, executive officers and employees, as set forth below.

         The parties will use their best efforts to grant non-management trustees of County Savings who become directors of City Savings, as the resulting savings bank, with options to purchase 7,500 shares of Stock Holding Company common stock. In addition, the parties will use their best efforts to grant non-management directors who are currently trustees of County Savings additional options to be determined based upon the price of the Stock Holding Company common stock and the number of shares of common stock outstanding prior to the completion of the Merger (excluding shares that become outstanding as a result of the exercise of options previously granted).

         The parties have agreed to use their best efforts to grant Mr. Gregory
J. Kreis options to purchase 36,000 shares of common stock with an exercise price equal to the fair market value of the Stock Holding Company common stock on the date of grant. Similarly other officers of County Savings as a group who are employed by City Savings as the resulting savings bank will be granted options to purchase in the aggregate 11,100 shares of Stock Holding Company common stock with an exercise price equal to the fair market value of the Stock Holding Company common stock on the date of grant.

         The parties have agreed to use their best efforts to authorize an increase in the number of shares that may be awarded under the existing Oswego City Savings Bank 1997 Recognition and Retention Plan, or in the alternative to implement a new restricted stock plan for the purpose of awarding (i) each non-employee director a restricted stock award totaling 2,700 shares, (ii) Mr. Gregory Kreis a restricted stock award equal to 13,200 shares and (iii) all other employees restricted stock awards equal in the aggregate to 12,450 shares.

         All stock option plans and stock award plans will be subject to the approval of stockholders of the Stock Holding Company following the completion of the Merger, which will occur no sooner than six months after the Merger.

         The Stock Holding Company will acquire in the open market or issue from authorized but unissued shares, shares of its common stock for the purpose of permitting the Oswego City Savings Bank Employee Stock Ownership Plan to purchase the equivalent of 8% of the shares that would have been purchased by an employee stock ownership plan established by County Savings if County Savings had reorganized into the mutual holding company from ownership and conducted a stock offering.

         Finally, employees of County Savings will be provided credit for their years of service with County Savings for purposes of determining eligibility and vesting of benefits (but not for benefit accrual purposes) in the tax qualified plans of City Savings and such plans will be amended accordingly.

Accounting Treatment

         It is expected that the Merger will be accounted for using the purchase method of accounting.

Tax Treatment

         The Merger will constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

Regulatory Approvals

         The merger of County Savings and City Savings is subject to the approval of the FDIC and the Department. Federal Reserve approval is required for the merger of County MHC into City MHC, and the acquisition of County Savings by City MHC and the Stock Holding Company. There can be no assurance as to the timing of such approvals or that such approvals will be obtained. In addition, under federal law, a period of 15 days must expire following approval by the FDIC within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. The Department of Justice could take action as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser could be made. While City Savings and County Savings believe that the likelihood of such action by the Department of Justice is remote, there can be no assurance that the Department of Justice will not initiate such a proceeding.

         City Savings and County Savings are not aware of any governmental approvals or actions that are required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained, or that it would not delay consummation of the Merger or be conditioned in a manner that would cause City Savings or County Savings to abandon the Merger.

Recommendation of the Board of Trustees

         THE BOARD OF TRUSTEES OF COUNTY SAVINGS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE AGREEMENT. Because a majority of the votes eligible to be cast is required for approval, the failure by any Voting Depositor to return a proxy card or to attend the Special Meeting and vote in person will have the same effect as a vote against the Agreement. In the Agreement and the Merger, the Board of Trustees of County Savings determined that the proposed transactions are in the best interests of County Savings, its depositors and other customers and the communities served by County Savings.

--------------------------------------------------------------------------------
       MANAGEMENT OF COUNTY SAVINGS AND CITY SAVINGS FOLLOWING THE MERGER
--------------------------------------------------------------------------------


Directors and Executive Officers

         The Board of Trustees currently consists of seven persons. Upon completion of the Merger, the directors of City Savings as the resulting savings bank and the directors of the Stock Holding Company will consist of 16 persons, seven of whom currently serve on the Board of Trustees of County Savings and nine of whom currently serve on the Board of Directors of City Savings. The trustees of City MHC will consist of the same persons listed below with the exception of Ms. Janette Resnick and Mr. Carl Walrath who will not be on the Board of Trustees of City MHC. The current trustees of County Savings, together with information regarding their ages and occupations, are as follows:

      Trustee                  Age                 Occupation
      -------                  ---                 ----------

Gregory J. Kreis               51        President and Chief Executive Officer

Bruce P. Frassinelli           58        Publisher-Oswego Palladium Times

Michael R. Brower              47        Retired

Paul J. Heins                  58        Owner-Paul's Big M Grocery Store

Paul W. Schneible              49        Certified Public Accountant

Bernard Shapiro                71        Retired

Carl Walrath                   70        Retired

         The Board of Directors of City Savings consists of nine persons. The current directors of City Savings, together with information regarding their ages and occupations, are set forth below.

       Director                Age                 Occupation
       --------                ---                 ----------

Chris C. Gagas                 67        Chairman of the Board and Chief
                                         Executive Officer

Chris C. Burritt               45        President and General Manager-R.M.
                                         Burritt Motors, Inc./Chris Cross, Inc.

Raymond W. Jung                68        Retired

Bruce E. Manwaring             56        Retired

L. William Nelson, Jr.         54        Owner and Manager-Nelson Funeral
                                         Home

Victor S. Oakes                74        Retired

Lawrence W. O'Brien            73        Project Coordinator-Neal O'Brien
                                         Building and Materials Corporation

Corte J. Spencer               55        Chief Executive Officer and
                                         Administrator-Oswego Hospital

Janette Resnick                55        Executive Director-Oswego
                                         Opportunities

Executive Officers of the Bank Who Are Not Directors

         The following table sets forth certain information (as of___________, 1998) regarding the executive officers of City Savings following the Merger other than those persons named in the preceding table.

          Name                   Age                 Occupation
          ----                   ---                 ----------

Thomas W. Schneider              36        Executive Vice President and Chief
                                           Financial Officer
W. David Schermerhorn            37        Executive Vice President and Chief
                                           Lending Officer

Transactions With Certain Related Persons

         Under New York banking law, County Savings, as a mutual institution, cannot make a loan to a Trustee or a person who is an "executive officer," except for loans made to executive officers that are secured by a first mortgage on a primary residence or by a deposit account at County Savings. All loans outstanding by County Savings to trustees and executive officers have been made in the ordinary course of business and on the same terms and conditions as County Savings would make to any other customer and do not involve more than a normal risk of collectibility or present other unfavorable features. Following the Merger, City Savings, as the resulting savings bank, will not be subject to this restriction in connection with loans to its directors and executive officers.

Other Matters

         The Board of Trustees is not aware of any business to come before the Special Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

--------------------------------------------------------------------------------
                             ADDITIONAL INFORMATION
--------------------------------------------------------------------------------


         County Savings has filed an Application with the Department with respect to the Reorganization into a mutual holding company and the Offering. City Savings and City MHC have filed Applications with the FDIC, Federal Reserve and the Department with respect to the Merger and Offering. Pursuant to the rules and regulations of the Department, the Proxy Statement and Prospectus omit certain information contained in Applications. The Applications may be examined at the office of the Department, Two Rector Street, New York, New York, 10006, and at our main office, at 44 East Bridge Road, Oswego, New York 13126 without charge. The Agreement and the Plan may be obtained without charge by contacting County Savings' Corporate Secretary at (315) 343-4100. In the alternative, please sign, complete and return the enclosed postage-prepaid Information Request Card by __________, and County Savings will provide you with a copy of the Agreement and the Plan. You do not need to return the Information Request Card to vote on the Merger and the Agreement. Copies of the Independent Valuation are available for inspection at each of County Savings' offices.

         This Proxy Statement does not include all of the information regarding the Merger and Offering that is set forth in the Prospectus, which is enclosed with this Proxy Statement. The following sections of the Prospectus are specifically incorporated into this Proxy Statement by reference hereto:

PROSPECTUS SECTION                                            PAGE IN PROSPECTUS

[To Come]









                                         BY ORDER OF THE BOARD OF TRUSTEES




                                         -------------------------------
                                         Secretary

Oswego, New York
_________, 1998

                           OSWEGO COUNTY SAVINGS BANK
                                 REVOCABLE PROXY

                      THIS PROXY IS SOLICITED ON BEHALF OF
               THE BOARD OF TRUSTEES OF OSWEGO COUNTY SAVINGS BANK


         The undersigned depositor of Oswego County Savings Bank ("County Savings") hereby appoints the Board of Trustees of County Savings as proxy to cast all votes which the undersigned depositor is entitled to cast at a Special Meeting of Depositors to be held at 44 East Bridge Street, Oswego, New York at _______, New York time, ________, 1998 and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof:

         This proxy will be voted as directed by the undersigned depositor. UNLESS CONTRARY DIRECTION IS GIVEN, A SIGNED PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF REORGANIZATION. In addition, this proxy will be voted at the discretion of the Board of Trustees upon any other matter as may properly come before the Special Meeting.

         The undersigned depositor may revoke this proxy at any time before it is voted by delivering to the Secretary of County Savings either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting, filing a written revocation and voting in person. The undersigned depositor hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement and accompanying Prospectus.

             IMPORTANT, PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE.

OSWEGO COUNTY SAVINGS BANK

IMPORTANT: Please sign your name exactly as it appears on this proxy. Joint accounts need only one signature. When signing as an attorney, administrator, agent, officer, executor, trustee, guardian, etc., please add your full title to your signature.

        FOR           AGAINST
       |--|            |--|             A Plan of Reorganization from a Mutual Savings Bank to Mutual Holding
       |--|            |--|             Company (the "Plan") pursuant to which County Savings will establish County
                                        Savings, MHC ("County MHC") as its New York chartered mutual holding company parent (the "Reorganization"). Pursuant to the Plan, County Savings
                                        will become a New York chartered stock savings bank which will be wholly-
                                        owned by County MHC. The Reorganization is being undertaken in order to facilitate the merger of County Savings with and into Oswego City Savings
                                        Bank, a New York chartered stock savings bank headquartered in Oswego,
                                        New York ("City Savings").

        FOR           AGAINST

       |--|            |--|             An Agreement and Plan of Merger, as amended (the "Agreement"), pursuant
       |--|            |--|             to which County MHC will merge with and into Pathfinder Bancorp, MHC
                                        ("City MHC"), the mutual holding company of City Savings, followed immediately by the merger of County Savings with and into City Savings with
                                        City Savings as the resulting savings bank.  The Merger of County MHC into
                                        City MHC, followed immediately by the merger of County Savings into City
                                        Savings is hereinafter referred to collectively as the "Merger." City MHC owns approximately 54% of the outstanding common  stock of Pathfinder Bancorp,
                                        Inc., a Delaware corporation (the "Stock Holding Company"), and the remaining 46% of the common stock is owned by the public. Upon completion of the Merger, each depositor of County Savings will automatically become a depositor of City Savings and all voting and liquidation rights of County
                                        Savings depositors will be transferred to City MHC.  All rights and obligations of County Savings and County MHC will be assumed by City Savings and
                                        City MHC, respectively.  As part of the Merger, the Stock Holding Company will offer for sale shares of its common stock on a priority basis pursuant to a
                                        Stock Issuance Plan to County Savings' eligible depositors and others in an amount equal to approximately 46% of the pro forma market value of County
                                        Savings, as determined by an independent appraiser. The Stock Holding
                                        Company will issue to City MHC shares of common stock equal to approximately 54% of the pro forma market value of County Savings.  A vote in favor of the Agreement constitutes a vote in favor of the Merger and the
                                        Stock Issuance Plan.

Signature______________________________________________ Date______________, 1998
NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD. PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.